Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of April 1, 2024 (the “Effective Date”) by and between Piedmont Lithium Inc., a Delaware company with its principal place of business located at 42 E Catawba Street, Belmont, NC 28012 (including its affiliates, the “Company”) and Li7Charged LLC, a North Carolina limited liability company with its principal place of business located at 369 Slick Rock Road, Brevard, NC 28712 (“Consultant”), each a “Party” and collectively the “Parties.”

WHEREAS, Consultant has prior specific knowledge or experience regarding the development and implementation of sales and commercial strategies in the battery materials industry (the “Consultant’s Knowledge”); and

WHEREAS, Consultant is owned and operated by Austin Devaney, who was previously an employee of Company and his employment was terminated as of March 31, 2024; and

WHEREAS, Company desires to engage Consultant for the performance of services upon the terms and conditions herein contained; and

NOW, THEREFORE, in consideration of the recitals, and of the terms, covenants, and conditions set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, Company and Consultant mutually agree as follows:

1.      Consulting Services. Company hereby retains Consultant to provide the Company with support regarding the development and implementation of commercial strategies, including, but not limited to, logistics planning and execution, customer relationship management and pipeline development, and advisory regarding trends and developments in the lithium industry. Consultant and Company shall mutually agree on the amount of time Consultant shall provide Company these services, such time not to exceed 40 hours per month.

A.          The manner and means by which Consultant chooses to complete the services are in Consultant’s sole discretion and control. Consultant’s obligations shall be conditioned upon receiving such information and cooperation from Company as may be reasonably necessary to perform the services. Notwithstanding the foregoing, Consultant warrants, and covenants that all Consulting Services to be performed or provided under this Agreement shall be performed or provided in a professional, competent, diligent and workmanlike manner by knowledgeable, trained and qualified personnel, all in accordance with the terms of this Agreement and the highest standards of performance applicable to service providers in the industry for similar tasks and projects. Consultant shall perform all Consulting Services in compliance with all applicable laws and regulations.

2.      Relationship of Parties. The Parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise or agency created hereby between the Parties. Neither Party will have the power to bind the other or incur obligations on the other Party’s behalf without the other Party’s prior written consent. Consultant shall not be entitled to nor eligible for any benefits provided by Company, including but not limited to benefit plans, insurance programs, and pension or retirement plans. Consultant shall not be covered under any Company insurance, including, but not limited to workers’ compensation.

3.      Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect through March 31, 2025, unless terminated as otherwise set forth herein. This Agreement may be extended by mutual agreement of the Parties.

4.     Compensation. For services provided hereunder, Company shall pay Consultant $10,000.00 per month, payable in advance on the fifth (5th) day of each month.

5.      Disclosure of Information. The term “Confidential Information” as used in this Agreement shall mean all information, data, knowledge and know-how relating, directly or indirectly, to the services provided by Consultant or Company or its business, operations, assets, properties, strategic and financial plans, prospects, contracts, products, markets, results of operations or financial positions that is delivered or disclosed by Company in connection with the services at any time on, after or before the Effective Date to Consultant in writing, electronically, verbally, or through visual means, and shall include all analyses, interpretations, compilations, studies, summaries and evaluations generated or prepared by or on behalf of Consultant that are based in whole or in part on, or otherwise contain or reflect any of, such information, data, knowledge and know-how. The term “Confidential Information” shall not include information, data, knowledge and know-how that Consultant can demonstrate by written records (a) was in the possession of Consultant prior to disclosure to Consultant, (b) was in the public domain prior to disclosure to Consultant, or
(c) lawfully entered the public domain through no violation of this Agreement after disclosure to Consultant. The term “Document” as used in this Agreement shall mean any document, writing, instrument, agreement, letter, memorandum, chart, map, graph, blueprint, photograph, financial statement, or data, telex, facsimile, cable, tape, disk, or other electronic, digital, magnetic, laser, or other recording or image in whatever form or medium.

A.	Consultant agrees to keep the Confidential Information confidential and not to disclose any part of the Confidential Information to any person or entity.

B.
Immediately upon termination of this Agreement and/or upon the completion of Consultant’s services hereunder, Consultant agrees to return or destroy any and all Confidential Information in the possession of Consultant, in whatever format it may be maintained, whether provided to, or developed by, Consultant, and to provide a certificate of destruction if required by Company.

C.
Consultant agrees that, in the event of any actual or threatened breach of this Agreement by Consultant the remedy at law may be inadequate, and therefore, without limiting any other remedy available at law or in equity, an injunction, restraining order, specific performance, and other forms of equitable relief or money damages or any combination thereof shall be available to Company. Consultant shall waive any requirements for the securing or posting of any bond in connection with such remedy.

6.      Proprietary and Confidential Information of Others. Consultant acknowledges that Company does business with clients that supply Company with information of a confidential nature, and that Company has contractual obligations to preserve the confidential nature of such information. Consultant agrees to treat any information received from clients of Company as confidential, as if it were Confidential Information.

7.      Non-Compete. During the Term and for period of six (6) months following the end of the Term, (i) the Consultant must not engage, directly or indirectly, as an owner, manager, investor, consultant, or otherwise, in any business that seeks to acquire, lease or otherwise obtain any interest in any lithium mineral rights or real property in North Carolina, and (ii) the Consultant agrees not to provide the Consultant’s Knowledge to any other third party.

8.      Indemnification. Consultant shall defend, release, indemnify and hold harmless Company, from any and all loss, injury liability, claim or suit which any third-party may assert against Company based upon or resulting from any breach of this Agreement by Consultant and/or the services provided by Consultant hereunder arising in any manner whatsoever.

9.      Termination. Either Party may terminate this Agreement, with or without cause, upon thirty (30) days’ advance written notice to the other.

10.    Amendments. This Agreement may be amended only in a writing signed by both Parties.

11.    Miscellaneous. No waiver by Company of any breach of this Agreement by Consultant shall be considered to be a waiver of any other breach. Should any litigation be commenced between Company and Consultant relating to any such breach, the prevailing Party shall be entitled to, in addition to such other relief as may be granted, reasonable costs and attorney’s fees relating to such litigation. If any term or provision of this Agreement is determined to be illegal or invalid, such illegality or invalidity shall not affect the validity of the remainder of this Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes all negotiations, prior discussions, or prior agreements and understandings relating to such subject matter. This Agreement may be executed in counterparts and shall become operative when each Party has executed and delivered at least one counterpart. This Agreement shall be binding upon and inure to the benefit of the Parties’ heirs, representatives, successors. Notwithstanding the foregoing, Consultant may not assign this Agreement without the prior written consent of the other Party.

12.    Notices. All notices or communications given hereunder shall be in writing and shall be delivered personally, or sent by registered or certified mail, Federal Express (or equivalent) or email to the individuals below:

To:  Piedmont Lithium Inc.
Attn: Keith Phillips
42 E Catawba Street
Belmont, NC 28012

With a copy to:

Piedmont Lithium Inc.
Attn: Legal Department
42 E Catawba Street
Belmont, NC 28012

To:  CONSULTANT
Attn: Austin D. Devaney
369 Slick Rock Road
Brevard, NC 28712

Such notices and communications shall be deemed given upon the earlier of (a) actual receipt, (b) seven (7) business days after being mailed by registered or certified mail, return receipt requested with postage prepaid, (c) when sent by email with receipt confirmed by a reply email, or (d) one (1) business day after being deposited with a nationally recognized overnight courier service with charges prepaid. A Party may change its contact information by giving notice of such change to the other Party in the manner herein provided for giving notice.

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13.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF. THE PARTIES CONSENT TO (A) THE EXCLUSIVE JURISDICTION AND VENUE IN EITHER (I) THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF NORTH CAROLINA OR (II) THE STATE COURTS OF THE STATE OF NORTH CAROLINA IN THE COUNTY OF MECKLENBURG, AND (B) SERVICE OF PROCESS UNDER THE STATUTES OF THE STATE OF NORTH CAROLINA AND UNITED STATES OF AMERICA.

 IN WITNESS WHEREOF, the Parties have executed this Consulting Agreement as of the Effective Date.

COMPANY: PIEDMONT LITHIUM INC.

By:	/s/ Keith D. Phillips
Name:	Keith D. Phillips
Title:	Chief Executive Officer
Date:	4/2/2024

CONSULTANT: LI7CHARGED LLC

By:	/s/ Austin Devaney
Name:	Austin Devaney
Title:	Founder
Date:	4/1/2024